                                                                 ---------------
                                                                 SEC FILE NUMBER
                                                                     1-13591
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                                                                   CUSIP NUMBER
                                                                   002458 10 7
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q
[ ] Form 10D [ ] Form N-SAR [ ] Form N-CSR

For Period Ended: September 30, 2006

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

     For the Transition Period Ended:________________________

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _______________________

                                     PART I
                             REGISTRANT INFORMATION

AXS-ONE INC.
------------
Full Name of Registrant

------------------------------------
Former Name if Applicable

301 Route 17 North
------------------
Address of Principal Executive Office (Street and number)

Rutherford, NJ 07070
--------------------
City, State and Zip Code

                                     PART II
                             RULE 12-b25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

          (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
               portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date;
               and

          (c)  The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K,
10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Due to the disposition of the Enterprise Financials product line on October 31,
2006, AXS-One Inc. requires additional time to prepare the necessary disclosure required in the Form 10-Q arising from the discontinued operations treatment of the Enterprise Financials business.

                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

    Joseph Dwyer                      (201)                     935-3400
    ------------                   ------------            ------------------
      (Name)                       (Area Code)             (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  [X] Yes [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [X] Yes [ ] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

See Part III above.

                            AXS-ONE INC.
                            (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                                By: /s/ Joseph Dwyer
                                                    ----------------------------
                                                Name: Joseph Dwyer
                                                Title: Executive Vice President,
                                                       Chief Financial Officer
                                                       and Treasurer

Date: November 14, 2006